Exhibit 107.1

CALCULATION OF FILING FEE TABLE
S-8
(Form Type)
JETBLUE AIRWAYS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value	Other	10,000,000 (3)	$6.87	$68,700,000	$110.20 per $1,000,000	$7,570.74
Equity	Common Stock, $0.01 par value	Other	10,000,000 (4)	$6.87	$68,700,000	$110.20 per $1,000,000	$7,570.74
Total Offering Amounts					$137,400,000		$15,141.48
Total Fee Offsets							N/A
Net Fee Due							$15,141.48

1.Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the JetBlue Airways Corporation 2020 Omnibus Equity Compensation Plan (the “2020 Omnibus Plan”) and the JetBlue Airways Corporation 2020 Crewmember Stock Purchase Plan (the “2020 Stock Purchase Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
2.Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low selling prices per share of the Registrant’s Common Stock on June 1, 2023 ($6.97 and $6.77), as reported by the Nasdaq Global Select Market.
3.Represents shares issuable under the 2020 Omnibus Plan.
4.Represents shares issuable under the 2020 Stock Purchase Plan.